UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2010

The Hartcourt Companies, Inc.
(Exact name of Registrant as specified in its charter)

Utah	001-12671	87-0400541
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Room 503, Jinqiao Building, No. 2077 West Yan’an Road, Shanghai, China 200336
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (86) 21 5208 0268

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggerring Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As of May 17, 2010, Yuan Dian Investment Inc. (“Yuan Dian”) submitted a complaint with Shanghai No. 1 Intermediate People’s Court against The Hartcourt Companies, Inc. (“the Company”), its subsidiary Hartcourt Education Investment Management Consulting (Shanghai) Co., Ltd. (“Yike”) and its former employee Mary Qi, requesting the defendants to return the loan with the amount of over RMB 3,000,000 in cash and pay the related damages and losses caused by the breach of agreement on the Hartcourt side.

As of August 2009, Yuan Dian and Hartcourt reached a loan agreement, by which Yuan Dian agreed to lend up to USD 1,300,000 to Hartcourt and its nominee in China to support the Company’s business operation before it closes its Transaction with Sino-Canada Investment Group Inc. (“Sino-Canada”), and whereby Hartcourt agreed to repay all the outstanding loan in accordance with its terms by issuing shares of common stock of Hartcourt at a price of $0.88 per share upon the closing or by cash if Yuan Dian requests. Yuan Dian claims that it has lent to Hartcourt and its nominee over RMB 3,000,000 through separate payments in accordance with the loan agreement.

As an “E” letter has been added to the Company’s stock ticker symbol for its delinquency in filing the third quarter 10-Q report of 2009 with the Securities Exchange Commission (“SEC”), for which the reason was, as Yuan Dian learned, that the financial data of the Company’s two subsidiaries Beijing Yan Yuan and China Arts and Science Academy were illegally occupied by its former employee Mary Qi, Yuan Dian, therefore, suspects that the Company has serious flaws in the corporate governance and requests the Company to repay all the outstanding amount of the loan in cash. Yuan Dian has further learned that Sino-Canada has concerns on the “E” letter added to the Company’s stock ticker symbol and foresees that the Transaction with Sino-Canada will be terminated by Sino-Canada for the breach of representation and warranty on the Hartcourt side. Therefore, Yuan Dian complained to the court against Hartcourt, Yike and Mary Qi, requesting the defendants to return all the outstanding loan with the amount over RMB 3,000,000 in cash and pay the related damages and losses caused to it by the breach of agreement on the Hartcourt side, while the illegal occupation of financial data by Mary Qi should be regarded as an infringement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2010

THE HARTCOURT COMPANIES, INC. By: /s/Amanda Zhang Name: Amanda Zhang Title: Vice President